Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-T

(Rule 14d-100)

SPIRIT AIRLINES, INC.

(Name of Subject Company (Issuer))

SUNDOWN ACQUISITION CORP.,

a wholly-owned subsidiary of

JETBLUE AIRWAYS CORPORATION

(Name of Filing Persons (Offerors))

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$3,380,223,780	0.0000927	$313,346.74
Fees Previously Paid	$0		$313,346.74

Total Transaction Valuation	$3,380,223,780

Total Fees Due for Filing			$313,346.74

Total Fees Previously Paid			$313,346.74

Total Fee Offsets			$0

Net Fees Due			$0

*

The transaction value is estimated for purposes of calculating the amount of the filing fee only. The calculation is based on the offer to purchase all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Spirit Airlines, Inc., a Delaware corporation (“Spirit”), at $30.00 per share, net to the seller in cash, without interest and less any required withholding taxes. Such Shares consist of (i) (A) 108,618,703 Shares outstanding as of May 5, 2022, as set forth in Exhibit 107 to the Form S-4/A filed by Frontier Group Holdings, Inc., a Delaware corporation (“Frontier”), on May 10, 2022 (the “Frontier Exhibit 107”), in connection with the Agreement and Plan of Merger, dated February 5, 2022, among Spirit, Top Gun Acquisition Corp. and Frontier; (B) 677,331 Shares reserved for issuance pursuant to outstanding Spirit restricted stock units, as set forth in the Frontier Exhibit 107; (C) 321,494 Shares reserved for issuance pursuant to outstanding Spirit performance share awards, as set forth in the Frontier Exhibit 107; (D) 107,412 Shares reserved for issuance pursuant to outstanding Spirit market share awards, as set forth in the Frontier Exhibit 107; (E) 739,089 Shares reserved for issuance pursuant to outstanding Spirit warrants, as set forth in the Frontier Exhibit 107; and (F) 2,210,197 Shares reserved for issuance in respect of Spirit’s 4.75% Convertible Senior Notes due 2025, as set forth in the Frontier Exhibit 107; minus (ii) 100 Shares owned, as of the date of this filing, by JetBlue Airways Corporation and its subsidiaries.

**

The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2022 beginning on October 1, 2021, issued August 22, 2021, by multiplying the transaction value by 0.0000927.